SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): December 3, 2012

Vendum Batteries Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54782	39-2068976
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Thames Valley Park Drive, Reading, Berkshire	RG6 1PT
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 118 380 0895

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 3, 2012, Vendum Batteries, Inc., a Nevada corporation (the “Company”), appointed Mr. Glenn Tellier to its Board of Directors. Mr. Tellier was not selected as a director pursuant to any arrangement or understanding with any other person, and does not have any reportable transactions under Item 404(a) of Regulation S-K.

On December 3, 2012, the Company received written notice of the resignation of Rune Vind as President, Chief Executive Officer, Chief Financial Officer and a director of the Company, effective as of December 3, 2012, however, Mr. Vind will continue to serve the Company as an advisor.

On December 3, 2012, the Board of Directors appointed Glenn Tellier to be President, Chief Executive Officer and Chief Financial Officer of the Company to fill the outstanding vacancies.  Mr. Tellier was not selected as President, Chief Executive Officer and Chief Financial Officer pursuant to any arrangement or understanding with any other person, and does not have any reportable transactions under Item 404(a) of Regulation S-K.

Since March 2008, Mr. Tellier has served as the President of Gap Investors Ltda, a company engaged in real estate investments in Costa Rica for which he is the founder. He also serves as the President of Gap Real Estate, a company engaged in real estate construction that he founded in October 2009. From February 2000 to March 2008, Mr. Tellier served as the President of Emerald Marketing Limited, a company engaged in marketing for alternative energy storage technologies, including next-generation technology, reforestation, reduction of pollution and a more efficient means of recycling.   Prior thereto, Mr. Tellier was a licensed realtor and mortgage broker in Canada and was instrumental in raising financing for several residential and commercial developments in Canada.

Item 9.01 Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENDUM BATTERIES, INC.

By:  /s/ Glenn Tellier
Name:   Glenn Tellier
Title:   President & Chief Executive Officer

 Date: December 5, 2012